Exhibit 19

Insider Trading Compliance Manual

Clover Leaf Capital Corp.

Adopted July 19, 2021

In order to take an active role in the prevention of insider trading violations by its officers, directors, employees, consultants, advisors and other related individuals, the Board of Directors (the “Board”) of Clover Leaf Capital Corp., a Delaware corporation (the “Company”) has adopted the policies and procedures described in this Insider Trading Compliance Manual.

I.	Adoption of Insider Trading Policy.

Effective as of the date first written above, the Board has adopted the Insider Trading Policy attached hereto as Exhibit A (as the same may be amended from time to time by the Board, the “Policy”), which prohibits trading based on material, nonpublic information regarding the Company or any company whose securities are listed for trading or quotation in the United States (“Material Non-Public Information”). This Policy covers all officers and directors of the Company and its subsidiaries, all other employees of the Company and its subsidiaries, and consultants or contractors to the Company or its subsidiaries who have or may have access to Material Non-Public Information and members of the immediate family or household of any such person. This Policy (and/or a summary thereof) is to be delivered to all new employees, consultants and related individuals who are within the categories of covered persons upon the commencement of their relationships with the Company.

II.	Designation of Certain Persons.

A. Section 16 Individuals. All directors and executive officers of the Company are subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (“Section 16 Individuals”). Attached hereto as Exhibit B is a separate memorandum which discusses the relevant terms of Section 16. Impacted individuals should read these provisions closely as Section 16 obligations are personal in nature (i.e., they are not Company obligations).

B. Other Persons Subject to Policy. In addition, certain employees, consultants and advisors of the Company as described in Section I above have, or are likely to have, from time to time access to Material Non-Public Information and together with the Section 16 Individuals, are subject to the Policy, including the pre-clearance requirement described in Section IV. A. below.

III.	Appointment of Compliance Officer.

By the adoption of this Policy, the Board has appointed an Insider Trading Compliance Officer (the “Compliance Officer”). The identity of the current Compliance Officer is the Company’s Chief Financial Officer.

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IV.	Duties of the Compliance Officer.

The Compliance Officer has been designated by the Board to handle any and all matters relating to the Company’s Insider Trading Compliance Program. Certain of those duties may be delegated to outside counsel with special expertise in securities issues and relevant law. The duties of the Compliance Officer shall include the following:

A. Pre-clearing all transactions involving the Company’s securities by the Section 16 Individuals and those individuals having regular access to Material Non-Public Information (defined for these purposes to include employees of the Company and its subsidiaries, and consultants or contractors to the Company or its subsidiaries who have or may have access to Material Non-Public Information and members of the immediate family or household of any such person) in order to determine compliance with the Policy, insider trading laws, Section 16 of the Exchange Act and Rule 144 promulgated under the Securities Act of 1933, as amended (“Rule 144”). Attached hereto as Exhibit C is a Pre-Clearance Checklist to assist the Compliance Officer’s performance of this duty.

B. Assisting in the preparation and filing of Section 16 reports (Forms 3, 4 and 5) for all Section 16 Individuals, bearing in mind, however, that the preparation of such reports is undertaken by the Company as a courtesy only and that the Section 16 Individuals alone (and not the Company, its employees or advisors) shall be solely responsible for the content of such reports and for any violations of Section 16 under the Exchange Act and related rules and regulations.

C. Serving as the designated recipient at the Company of copies of reports filed with the Securities and Exchange Commission (“SEC”) by Section 16 Individuals under Section 16 of the Exchange Act.

D. Performing periodic reviews of available materials, which may include Forms 3, 4 and 5, Form 144, officer and director questionnaires, and reports received from the Company’s stock administrator and transfer agent, to determine trading activity by officers, directors and others who have, or may have, access to Material Non-Public Information.

E. Circulating the Policy (and/or a summary thereof) to all covered employees, including Section 16 Individuals, on an annual basis, and providing the Policy and other appropriate materials to new officers, directors and others who have, or may have, access to Material Non-Public Information.

F. Assisting the Board in the implementation of the Policy and all related Company policies.

G. Coordinating with the Company’s internal or external legal counsel regarding all securities compliance matters.

H. Retaining copies of all appropriate securities reports, and maintaining records of his or her activities as Compliance Officer.

[Acknowledgement Appears on the Next Page]

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ACKNOWLEDGMENT

I hereby acknowledge that I have received a copy of Clover Leaf Capital Corp.’s Insider Trading Compliance Manual (the “Insider Trading Manual”). Further, I certify that I have reviewed the Insider Trading Manual, understand the policies and procedures contained therein and agree to be bound by and adhere to these policies and procedures.

Dated:
Name:

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Exhibit A

CLOVER LEAF CAPITAL CORP.

Insider Trading Policy

and Guidelines with Respect to Certain Transactions in Company Securities

APPLICABILITY OF POLICY

This Policy applies to all transactions in the Company’s securities, including shares of common stock, options and warrants to purchase common stock and any other securities the Company may issue from time to time, such as preferred stock and convertible notes, as well as to derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options. It applies to all officers and directors of the Company, all other employees of the Company and its subsidiaries, and consultants or contractors to the Company or its subsidiaries who have or may have access to Material Nonpublic Information (as defined below) regarding the Company and members of the immediate family or household of any such person. This group of people is sometimes referred to in this Policy as “Insiders.” This Policy also applies to any person who receives Material Nonpublic Information from any Insider.

Any person who possesses Material Nonpublic Information regarding the Company is an Insider for so long as such information is not publicly known.

DEFINITION OF MATERIAL NONPUBLIC INFORMATION

It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of the Company’s securities. Material Nonpublic Information is information that has not been previously disclosed to the general public and is otherwise not available to the general public.

While it may be difficult to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. In addition, material information may be positive or negative. Examples of such information may include:

•	Financial results;

•	Entry into a material agreement or discussions regarding entry into a material agreement;

•	Projections of future earnings or losses;

•	News of a pending or proposed merger or acquisition;

•	Joint ventures/commercial partnerships with third parties;

•	News of the disposition of material assets;

•	New product or project announcements of a significant nature;

•	Information regarding regulatory review of Company products;

•	Intellectual property and other proprietary information;

•	Major contract awards, cancellations or write-offs;

•	Research milestones and related payments or royalties;

•	Impending bankruptcy or financial liquidity problems;

•	Gain or loss of a substantial customer or supplier or manufacturer;

•	Significant pricing changes;

•	Stock splits;

•	New equity or debt offerings;

•	Significant litigation exposure due to actual or threatened litigation;

•	Changes in senior management or the Board of Directors of the Company;

•	Capital investment plans; and

•	Changes in dividend policy.

CERTAIN EXCEPTIONS

For purposes of this Policy, the Company considers that the exercise of stock options for cash under the Company’s equity incentive or similar plan (but not the sale of any such shares) to be exempt from this Policy, since the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement or the plan.

STATEMENT OF POLICY

General Policy

It is the policy of the Company to prohibit the unauthorized disclosure of any nonpublic information acquired in the workplace and the misuse of Material Nonpublic Information in securities trading related to the Company or any other company.

Specific Policies

1. Trading on Material Nonpublic Information. With certain exceptions, no Insider shall engage in any transaction involving a purchase or sale of the Company’s or any other company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses Material Nonpublic Information concerning the Company, and ending at the close of business on the second Trading Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. However, see Section 2 under “Permitted Trading Period” below for a full discussion of trading pursuant to a pre-established plan or by delegation.

As used herein, the term “Trading Day” shall mean a day on which national stock exchanges are open for trading.

2. Tipping. No Insider shall disclose (“tip”) Material Nonpublic Information to any other person (including family members) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates, nor shall such Insider or related person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s securities.

Regulation FD (Fair Disclosure) is an issuer disclosure rule implemented by the SEC that addresses selective disclosure of Material Nonpublic Information. The regulation provides that when the Company, or person acting on its behalf, discloses material nonpublic information to certain enumerated persons (in general, securities market professionals and holders of the Company’s securities who may well trade on the basis of the information), it must make public disclosure of that information. The timing of the required public disclosure depends on whether the selective disclosure was intentional or unintentional; for an intentional selective disclosure, the Company must make public disclosures simultaneously; for a non-intentional disclosure the Company must make public disclosure promptly. Under the regulation, the required public disclosure may be made by filing or furnishing a Form 8-K, or by another method or combination of methods that is reasonably designed to effect broad, non-exclusionary distribution of the information to the public.

It is the policy of the Company that all public communications of the Company (including, without limitation, communications with the press, other public statements, statements made via the Internet or social media outlets, or communications with any regulatory authority) be handled only through the Company’s Chief Executive Officer (the “CEO”), an authorized designee of the CEO or the Company’s public or investor relations firm. Please refer all press, analyst or similar requests for information to the CEO and do not respond to any inquiries without prior authorization from the CEO. If the CEO is unavailable, the Company’s Chief Financial Officer (or the authorized designee of such officer) will fill this role.

3. Confidentiality of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information (including, without limitation, via email or by posting on Internet message boards, blogs, or social media) is strictly forbidden.

4. Duty to Report Inappropriate and Irregular Conduct. All employees, and particularly managers and/or supervisors, have a responsibility for maintaining financial integrity within the Company, consistent with generally accepted accounting principles and both federal and state securities laws. Any employee who becomes aware of any incidents involving financial or accounting manipulation or irregularities, whether by witnessing the incident or being told of it, must report it to their immediate supervisor and to any member of the Company’s Audit Committee. In certain instances, employees are allowed to participate in federal or state proceedings. For a more complete understanding of this issue, employees should consult their employee manual and or seek the advice of counsel. Our general corporate and securities counsel is Ellenoff Grossman & Schole LLP, attention: Barry Grossman, at (212) 370-1300, email: bigrossman@egsllp.com.

POTENTIAL CRIMINAL AND CIVIL LIABILITY

AND/OR DISCIPLINARY ACTION

1. Liability for Insider Trading. Insiders may be subject to penalties of up to $5,000,000 and up to ten (10) years in jail for engaging in transactions in the Company’s securities at a time when they possess Material Nonpublic Information regarding the Company. In addition, the SEC has the authority to seek a civil monetary penalty of up to three times the amount of profit gained or loss avoided by illegal insider trading. “Profit gained” or “loss avoided” generally means the difference between the purchase or sale price of the Company’s stock and its value as measured by the trading price of the stock a reasonable period after public dissemination of the nonpublic information.

2. Liability for Tipping. Insiders may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Material Nonpublic Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority, Inc. use sophisticated electronic surveillance techniques to monitor trading and uncover insider trading.

3. Possible Disciplinary Actions. Individuals subject to the Policy who violate this Policy shall also be subject to disciplinary action by the Company, which may include suspension, forfeiture of perquisites, ineligibility for future participation in the Company’s equity incentive plans and/or termination of employment.

PERMITTED TRADING PERIOD

1. Black-Out Period and Trading Window.

To ensure compliance with this Policy and applicable federal and state securities laws, the Company requires that all officers, directors, employees, members of the immediate family or household of any such person and others who are subject to this Policy refrain from conducting any transactions involving the purchase or sale of the Company’s securities, other than during the period in any fiscal quarter commencing at the close of business on the second Trading Day following the date of public disclosure of the financial results for the prior fiscal quarter or year and ending on the twenty-fifth day of the third month of the fiscal quarter (the “Trading Window”). If such public disclosure occurs on a Trading Day before the markets close, then such date of disclosure shall be considered the first Trading Day following such public disclosure.

Notwithstanding the foregoing, persons subject to this Policy may submit a request to the Company to purchase or sell the Company’s securities outside the Trading Window on the basis that they do not possess any Material Nonpublic Information. The Compliance Officer shall review all such requests and may grant such requests on a case-by-case basis if he or she determines that the person making such request does not possess any Material Nonpublic Information at that time.

It is the Company’s policy that the period when the Trading Window is “closed” is a particularly sensitive period of time for transactions in the Company’s securities from the perspective of compliance with applicable securities laws. This is because Insiders, as any quarter progresses, are increasingly likely to possess Material Nonpublic Information about the expected financial results for the quarter. The purpose of the Trading Window is to avoid any unlawful or improper transactions or the appearance of any such transactions.

It should be noted that even during the Trading Window any person possessing Material Nonpublic Information concerning the Company shall not engage in any transactions in the Company’s (or any other company’s, as applicable) securities until such information has been known publicly for at least two Trading Days. The Company has adopted the policy of delaying trading for “at least two Trading Days” because the securities laws require that the public be informed effectively of previously undisclosed material information before Insiders trade in the Company’s stock. Public disclosure may occur through a widely disseminated press release or through filings, such as Forms 10-Q and/or 8-K, with the SEC. Furthermore, in order for the public to be effectively informed, the public must be given time to evaluate the information disclosed by the Company. Although the amount of time necessary for the public to evaluate the information may vary depending on the complexity of the information, generally two Trading Days is a sufficient period of time.

From time to time, the Company may also require that Insiders suspend trading because of developments known to the Company and not yet disclosed to the public. In such event, such persons may not engage in any transaction involving the purchase or sale of the Company’s securities during such period and may not disclose to others the fact of such suspension of trading.

Although the Company may from time to time require during a Trading Window that Insiders and others suspend trading because of developments known to the Company and not yet disclosed to the public, each person is individually responsible at all times for compliance with the prohibitions against insider trading. Trading in the Company’s securities during the Trading Window should not be considered a “safe harbor,” and all directors, officers and other persons should use good judgment at all times.

Notwithstanding these general rules, Insiders may trade outside of the Trading Window provided that such trades are made pursuant to a pre-established plan or by delegation; these alternatives are discussed in the next section.

2. Trading According to a Pre-established Plan or by Delegation.

Trading which is not “on the basis of” material non-public information may not give rise to insider trading liability. The SEC has adopted Rule 10b5-1 under which insider trading liability can be avoided if Insiders follow very specific procedures. In general, such procedures involve trading according to pre-established instructions, plans or programs (a “10b5-1 Plan”).

10b5-1 Plans must:

(a) Be documented by a contract, written plan, or formal instruction which provides that the trade take place in the future. For example, an Insider can contract to sell his or her shares on a specific date, or simply delegate such decisions to an investment manager, 401(k) plan administrator or similar third party. This documentation must be provided to the Company’s Insider Trading Compliance Officer;

(b) Include in its documentation the specific amount, price and timing of the trade, or the formula for determining the amount, price and timing. For example, the Insider can buy or sell shares in a specific amount and on a specific date each month, or according to a pre-established percentage (of the Insider’s salary, for example) each time that the share price falls or rises to pre-established levels. In the case where trading decisions have been delegated, the specific amount, price and timing need not be provided;

(c) Be implemented at a time when the Insider does not possess material non-public information. As a practical matter, this means that the Insider may set up a 10b5-1 Plan, or delegate trading discretion, only during a “Trading Window” (discussed in Section 1, above); and,

(d) Remain beyond the scope of the Insider’s influence after implementation. In general, the Insider must allow the 10b5-1 Plan to be executed without changes to the accompanying instructions, and the Insider cannot later execute a hedge transaction that modifies the effect of the 10b5-1 Plan. An Insider wishing to change the amount, price or timing of a 10b5-1 Plan can do so only during a “Trading Window” (discussed in Section 1, above). Termination of a 10b5-1 Plan may be undertaken at any time, provided that the termination must be approved in advance by the Company’s Insider Trading Compliance Officer in order to ensure that the Insider is not in possession of Material Nonpublic Information.1 If the Insider has delegated decision-making authority to a third party, the Insider cannot subsequently influence the third party in any way and such third party must not possess material non-public information at the time of any of the trades.

[1]	Insiders should be aware that termination of a 10b5-1 Plan after trades have been undertaken under such plan could negate the 10b5-1 affirmative defense afforded by such program for all such prior trades. As such, termination of a 10b5-1 Plan should only be undertaken in consultation with the Insider Trading Compliance Officer and, if necessary, the Company’s legal counsel.

Prior to implementing a pre-established plan for trading, all officers and directors must receive the approval for such plan from the Company’s Insider Trading Compliance Officer.

3. Pre-Clearance of Trades.

Even during a Trading Window, all Insiders must comply with the Company’s “pre-clearance” process prior to trading in the Company’s securities, implementing a pre-established plan for trading, or delegating decision-making authority over the Insider’s trades. To do so, each Insider must contact the Company’s Insider Trading Compliance Officer prior to initiating any of these actions. The Company may also find it necessary, from time to time, to require compliance with the pre-clearance process from others who may be in possession of Material Nonpublic Information.

4. Individual Responsibility.

Every person subject to this Policy has the individual responsibility to comply with this Policy against insider trading, regardless of whether the Company has established a Trading Window applicable to that Insider or any other Insiders of the Company. Each individual, and not necessarily the Company, is responsible for his or her own actions and will be individually responsible for the consequences of their actions. Therefore, appropriate judgment, diligence and caution should be exercised in connection with any trade in the Company’s securities. An Insider may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

5. Exceptions to the Policy.

Any exceptions to this Policy may only be made by advance written approval of each of: (i) the Company’s Chief Executive Officer, (ii) the Insider Trading Compliance Officer and (iii) the Chairman of the Audit Committee of the Board. Any such exceptions shall be immediately reported to the remaining members of the Board.

APPLICABILITY OF POLICY TO MATERIAL NON-PUBLIC INFORMATION

REGARDING OTHER COMPANIES

This Policy and the guidelines described herein also apply to Material Nonpublic Information relating to other companies, including the Company’s customers, vendors or suppliers (“business partners”), when that information is obtained in the course of employment with, or other services performed on behalf of the Company. Civil and criminal penalties, as well as termination of employment, may result from trading on Material Nonpublic Information regarding the Company’s business partners. All Insiders should treat Material Nonpublic Information about the Company’s business partners with the same care as is required with respect to information relating directly to the Company.

PROHIBITION AGAINST BUYING AND SELLING

COMPANY COMMON STOCK WITHIN A SIX-MONTH PERIOD

Directors, Officers and 10% Stockholders

Purchases and sales (or sales and purchases) of Company common stock occurring within any six-month period in which a mathematical profit is realized result in illegal “short-swing profits.” The prohibition against short-swing profits is found in Section 16 of the Exchange Act. Section 16 was drafted as a rather arbitrary prohibition against profitable “insider trading” in a company’s securities within any six-month period regardless of the presence or absence of material nonpublic information that may affect the market price of those securities. Each executive officer, director and 10% stockholder of the Company is subject to the prohibition against short-swing profits under Section 16. Such persons are required to file Forms 3, 4 and 5 reports reporting his or her initial ownership of the Company’s common stock and any subsequent changes in such ownership. The Sarbanes-Oxley Act of 2002 requires executive officers and directors who must report transactions on Form 4 to do so by the end of the second business day following the transaction date. Profit realized, for the purposes of Section 16, is calculated generally to provide maximum recovery by the Company. The measure of damages is the profit computed from any purchase and sale or any sale and purchase within the short-swing (i.e., six-month) period, without regard to any setoffs for losses, any first-in or first-out rules, or the identity of the shares of common stock. This approach sometimes has been called the “lowest price in, highest price out” rule.

In order to avoid trading activity that could inadvertently2 trigger a short-swing profit, it is the Company’s policy that no executive officer, director and 10% shareholder of the Company who has a 10b5-1 Plan in place may engage in voluntary purchases or sales of Company securities outside of and while such 10b5-1 Plan remains in place.

INQUIRIES

Please direct your questions as to any of the matters discussed in this Policy to the Company’s Insider Trading Compliance Officer.

[2]	Note that Section 16 violations do not require intent, so even an inadvertent violation of Section 16 is still a violation.

Exhibit B

Section 16 Memorandum

To:	All Officers, Directors and 10% Stockholders (“Section 16 Individuals”)

Re:	Overview of Section 16 under the Securities Exchange Act of 1934, as Amended

A. Introduction.

This Memorandum provides an overview of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the related rules promulgated by the SEC.

Each executive officer, director and 10% stockholder (commonly called an “Insider”) of Clover Leaf Capital Corp. (the “Company”) is personally responsible for complying with the provisions of Section 16, and failure by an Insider to comply strictly with his or her reporting requirements will result in obligations on the part of the Company to publicly disclose such failure. Moreover, Congress has granted to the SEC authority to seek monetary court-imposed fines on Insiders who fail to timely comply with their reporting obligations.

Section 16(a) of the Exchange Act provides that insiders of a corporation with a class of securities registered under Section 12 of the Exchange Act: (i) must file an initial report of their beneficial ownership of equity securities of the corporation (including derivative securities such as options, warrants and stock appreciation rights) as of the later of the date on which the corporation becomes subject to Section 12 of the Exchange Act or ten days after the date they attain insider status, and (ii) must report subsequent changes in their beneficial ownership of equity and derivative securities of the corporation. Section 16(b) provides that insiders are liable to the corporation for any profits made on six-month short-swing transactions in the corporation’s securities. Section 16(c) prohibits insiders from engaging in both traditional short sales of the corporation’s securities and certain other transactions that are economically or functionally equivalent to a short sale.

B. Reporting Requirements under Section 16(a).

1. General. An Insider must disclose his or her holdings at the time he or she attains insider status and must disclose all subsequent changes in such holdings during the time the individual is an Insider (and, in certain circumstances, for up to six months after the individual ceases to be an Insider). Disclosure is made on one of three forms: the Initial Statement of Beneficial Ownership of Securities on Form 3; the Statement of Changes in Beneficial Ownership of Securities on Form 4; and the Annual Statement of Changes in Beneficial Ownership of Securities on Form 5.

2. Method of Filing.

(a) SEC. The Sarbanes-Oxley Act mandates that all Forms 3, 4 and 5 must be filed electronically.

(b) Company. The rules under Section 16 require that a copy of the applicable Form be sent to the person at the Company designated by the Company to receive such reports at the same time that copies are sent to the SEC. If no such person has been designated, reports are to be sent to the Corporate Secretary at the Company’s principal executive offices.

(C) Filing Date. In order to be able to demonstrate that an Insider’s filing has been timely made, it is essential that the Insider file the form with the SEC by 10:00 pm Eastern time on the applicable date of filing. In the event that a due date falls on a weekend or SEC holiday, the Form will be deemed timely filed if it is received (or receipt is guaranteed) by the next business day after such weekend or holiday.

(d) Securities to be Reported. A person who is subject to Section 16 must only report as beneficially owned those securities in which he or she has a pecuniary interest. See the discussion of “beneficial ownership” below at Section D.

3. Initial Report of Ownership - Form 3. Under Section 16(a), Insiders are required to make an initial report on Form 3 to the SEC of their holdings of all equity securities of the corporation (whether or not such equity securities are registered under the Exchange Act). This would include all traditional types of securities, such as common stock, preferred stock and junior stock, as well as all types of derivative securities, such as warrants to purchase stock, options to purchase stock, puts and calls. Even Insiders who do not beneficially own any equity securities of the Company must file a report on Form 3 to that effect.

(a) Initial Filing Deadline. The initial statement of ownership for persons who become officers, directors or 10% stockholders of the Company must be filed within ten days after the date on which they become an officer, director or 10% stockholder, and should reflect ownership as of the date they became such an Insider.

(b) One-Time Filing. An Insider is required to file an initial statement of beneficial ownership on Form 3 only once, unless such person ceases to be an Insider and later becomes an Insider again. Thus, an additional statement on such Form is not required when either (1) the Insider attains a second “Insider” position (such as the election of the President to the Board), or (2) an additional class of equity securities of the Company is registered under Section 12.

4. Changes in Ownership - Form 4. An Insider should use Form 4 to report (i) all transactions that are not exempt from Section 16(b) and (ii) all exercises and conversions of derivative securities (e.g. stock options) regardless of whether they are exempt. Directors, officers and 10% stockholders of U.S. public companies are required to file their Form 4 reports under Section 16 of the Exchange Act by the second business day after execution of a transaction.

(a) Prior Transactions. Insiders of the Company need not report transactions that occurred prior to the date they first became an officer, director or 10% stockholder, and those transactions may not become a basis for short-swing profit liability under Section 16(b). However, a director or officer who becomes subject to Section 16 solely as a result of the issuer first registering a class of its equity securities pursuant to Section 12 of the Exchange Act is subject to the reporting and liability provisions of Section 16 with respect to any transactions conducted in the six months prior to the first transaction requiring a filing on Form 4 after such registration.

(b) Termination of Insider Status. If a person ceases to be an officer or director, he or she continues to be subject to the reporting and liability provision of Section 16 for up to six months following termination of such status. As a result, he or she must file a Form 4 with respect to any non-exempt change in beneficial ownership which occurs within six months after any change in ownership which occurred before he or she ceased to be an officer or director. Such an individual must also file a Form 5 after his or her termination to report exempt and previously unreported transactions for that portion of the issuer’s fiscal year during which he or she was an officer or director, as well as to report exempt and previously unreported transactions occurring within six months of the last transaction conducted while the person was an officer or director subject to Section 16.

A 10% stockholder whose beneficial ownership (under the Section 13(d) voting or investment control test) drops below 10% need not report any subsequent transactions on Form 4 after reporting less than 10% but must file a Form 5 with respect to any exempt or previously unreported transactions that occurred during the portion of the fiscal year that such person was a 10% stockholder.

Both Form 4 and Form 5 have an exit box that should be checked when the Insider reports a transaction that takes him or her under 10% ownership.

(c) What Constitutes a Change in Beneficial Ownership. Generally, an Insider is deemed to have acquired (or disposed of) beneficial ownership of a security at the time he or she makes a firm commitment to acquire (or dispose of) the security. (Please see Section D below for a complete definition of “Beneficial Ownership.”) If it is necessary that certain conditions outside the Insider’s control be satisfied prior to the consummation of the purchase or sale and if it is uncertain whether such conditions will be satisfied, the Insider will not be deemed to have acquired beneficial ownership or to have divested himself or herself until such time as the conditions prescribed are satisfied and the undertaking to purchase or sell becomes a firm commitment.

An Insider is deemed to have acquired ownership of a derivative security (whether issued by the Company or a third party) upon grant or acquisition, regardless of when it becomes exercisable. Similarly, an Insider is deemed to have disposed of ownership of a derivative security upon its sale, cancellation or expiration. See Sections B.6 and C below.

(d) Report Each Change of Ownership. Except for certain exempt transactions that may be reported on a Form 5, every change of ownership must be reported on Form 4.

5. Special Transactional Reporting Requirements. Changes in beneficial ownership that constitute exempt transactions under Section 16(a) or Section 16(b), other than the exercise of an option, need not be reported currently on Form 4. Such transactions fall into two categories: (i) those which must be reported in the annual filing on Form 5, and (ii) those which need not be reported at all. The following are some examples of transactions in these categories.

(i) Annual Filing on Form 5

(a) Small Acquisitions. Reporting an acquisition of an equity security not exceeding $10,000 in market value, or of the right to acquire such securities, may be deferred until the annual filing on Form 5, so long as (A) total acquisitions of the same class of security (including securities underlying derivative securities) within the preceding six months do not exceed $10,000 in market value, and (B) the person making the acquisition does not within six months thereafter make any disposition that is not exempt from Section 16(b) of the Exchange Act. Once either of the conditions described in (A) and (B) is not met, the small acquisition must be reported on Form 4 before the end of the second business day following the day in in which the condition(s) fail.

(b) Gifts and Inheritance. Acquisitions and dispositions of the Company’s securities pursuant to bona fide gifts or by will or the laws of descent and distribution are exempt from the liability provisions of Section 16(b). Insiders need not report such acquisitions or dispositions until the Form 5 for the fiscal year in which such transaction occurs.

(c) Option Grants under Rule 16b-3. The grant of an option to an Insider pursuant to Rule 16b-3 is exempt from liability and is reportable on Form 4. See Section C below.

(ii) No Reporting Required.

(a) Stock Splits and Stock Dividends. Insiders need not report the acquisition or disposition of stock via stock splits or stock dividends that are provided pro rata to all security holders, and such acquisitions and dispositions are exempt from the liability provision of Section 16(b). It is advisable for Insiders to use the extra space provided on Form 4 or Form 5 to explain any change in their holdings resulting from such events.

(b) Pro Rata Rights. Acquisitions of stockholder rights granted pro rata to all holders of a class of registered equity securities (including so-called “poison pill” stockholder rights) are exempt from the reporting and liability provisions of Section 16.

6. Year-End Filing - Form 5. An Insider must file a Form 5 within 45 days after the end of the issuer’s fiscal year (February 14) unless all holdings and transactions that are required to be reported on Form 5 (including exempt transactions) have already been reported as of the date the Form 5 is due.

If not previously reported, the following transactions must be reported on Form 5: (a) any transaction during the last fiscal year that was exempt from the operation of the short-swing profit recovery rules under Section 16(b) (such as grants of options under Rule 16b-3); and (b) any holdings or transactions that should have been reported during the Company’s last fiscal year (two fiscal years for the first Form 5 filed) on a Form 3 or Form 4, but were not reported. The Form 5 filing requirements apply to each person who was an Insider during any portion of the applicable fiscal year.

7. Reporting Obligations Regarding Certain Transactions in Derivative Securities. In general, the acquisition or disposition of any option, warrant, put or call, whether or not transferable or then exercisable, is a reportable purchase or sale of the underlying security to which such derivative security relates, and requires the filing of a Form 4.

(a) Grant of Option or Warrant. If a derivative security is granted pursuant to Rule 16b-3, the otherwise reportable purchase is exempt and need not be reported until the annual filing on Form 5. If an Insider receives a derivative security other than pursuant to Rule 16b-3, the acquisition is deemed to be a purchase for Section 16 purposes and must be currently reported on Form 4.

(b) Exercise or Conversion of Option, Warrant or Other Right. The exercise of any option, warrant or other right to purchase securities must be currently reported on Form 4.

(c) Pledges. The right of a pledgee or borrower of securities to sell the pledged or borrowed securities is not a derivative security or “option” for purposes of Section 16, and the acquisition or disposition of such a right does not require the filing of a Form 4. Moreover, the SEC Staff has taken the position that bona fide pledges or loans of securities do not represent changes in beneficial ownership and need not be reported by the pledgor or lender. However, the sale of the pledged or borrower securities by the pledgee or borrower must be reported by the pledgor or lender and may result in Section 16(b) liability for the pledgor or lender.

C. Securities Acquired Pursuant to Rule 16b-3.

1. General. Rule 16b-3 generally provides exemptions from Section 16(b) for non-discretionary transactions by Insiders (e.g., not at the volition of the Insider). Rule 16b-3 provides that a grant or award of equity securities is exempt from Section 16 if any of the following conditions are met:

(1)	the transaction is approved in advance by the board of directors or a committee of the board composed solely of two or more non-employee directors;

(2)	the transaction is approved in advance by the stockholders, or subsequently ratified by the stockholders by the date of the next annual meeting of stockholders; or

(3)	the securities so acquired are held by the officer or director for six months following the date of such acquisition.

2. Transactions Must Comply with Rule 16b-3. Individual transactions must meet certain general requirements in order to qualify for beneficial treatment under Rule 16b-3.

D. Determining Beneficial Ownership.

The issue of beneficial ownership arises in two contexts under Section 16:

1. Determining Who is a Ten Percent Holder. Beneficial ownership in the Section 16 context is determined by reference to Rule 13d-3, which provides that a person is the beneficial owner of securities if that person has or shares voting or dispositive power with respect to such securities, or can acquire such power within 60 days through the exercise or conversion of derivative securities.

2. Determining Beneficial Ownership for Reporting and Short-Swing Profit Liability. For all Section 16 purposes other than determining who is a ten percent holder, beneficial ownership means a direct or indirect pecuniary interest in the subject securities through any contract, arrangement, understanding, relationship or otherwise. “Pecuniary interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities. Discussed below are several of the situations that may give rise to an indirect pecuniary interest.

(a) Family Holdings. An Insider is deemed to have an indirect pecuniary interest in securities held by members of the Insider’s immediate family sharing the same household. Immediate family includes grandparents, parents (and step-parents), spouses, siblings, children (and step-children) and grandchildren, as well as parents-in-law, siblings-in-law, children-in-law and all adoptive relationships. An Insider may disclaim beneficial ownership of shares held by members of his or her immediate family, but the burden of proof will be on the Insider to uphold the lack of a pecuniary interest.

(b) Partnership Holdings. Beneficial ownership of a partnership’s securities is attributed to the general partner of a limited partnership in proportion to such person’s partnership interest. Such interest is measured by the greater of the general partner’s share of partnership profits or of the general partner’s capital account (including any limited partnership interest held by the general partner).

(c) Corporate Holdings. Beneficial ownership of securities held by a corporation will not be attributed to its stockholders who are not controlling stockholders and who do not have or share investment control over the corporation’s portfolio securities.

(d) Derivative Securities. Ownership of derivative securities (warrants, stock appreciation rights, convertible securities, options and the like) is treated as indirect ownership of the underlying equity securities. Acquisition of derivative securities must be reported, although the timing of such reporting depends upon the Rule 16b-3 status of the employee plan under which the grant was made.

E. Delinquent Filings.

1. Disclosure Requirements. Item 405 of Regulation S-K requires the Company to disclose in its proxy statements, information statements and Annual Reports on Form 10-K information regarding delinquent filings under Section 16(a) by Insiders. The Company must identify by name its Insiders who, during the fiscal year, reported transactions late or failed to file required reports, and must disclose the number of delinquent filings and transactions for each such Insider. The Company does not have an obligation to research and make inquiry regarding the delinquent Section 16(a) filings but may rely on the information disclosed on Forms 3, 4 and 5. The Company may also rely on a written representation from the Insider that no Form 5 filing is required but should retain the representation for two years.

2. Correcting Late Filings. If a particular transaction or holding has not been reported, the Insider must file a new form or the Insider must amend the original filing by filing a new form. The transaction reported in an untimely manner would be disclosed pursuant to Item 405 for the fiscal year in which the report was filed, even if the transaction related to and should have been reported in a prior fiscal year.

3. Potential Liability. The SEC has been empowered by Congress to seek civil penalties against those who fail to comply with the reporting requirements of Section 16. Penalties for failure to timely file may range from $5,000 to $100,000 per violation. Moreover, if the SEC obtains a cease-and-desist order prohibiting future violations of the reporting requirements under Section 16, each day that a filing is late may be treated as a separate offense, thereby multiplying the penalty amount by the number of days that the form is delinquent.

F. Other Prohibited Insider Transactions Under Section 16(c).

Section 16(c) of the Exchange Act provides that it is unlawful for an Insider to sell any equity security (including a derivative security) of a corporation if the person selling the security (1) does not own the security sold, or (2) owns the security but does not deliver it against such sale within 20 days thereafter, or does not, within five days after such sale, deposit it in the mails or other usual channels of transportation.

Clause (1) above is directed to the traditional “short sale” where the seller borrows stock to make delivery on sale and repays his or her loan with securities purchased thereafter.

Clause (2) above is directed to either long sales or “short sales against the box” where delivery is not made within the required time limits.

The interactions of Section 16(c) with the derivative securities concept is not entirely clear, but the establishment of or increase in a “put equivalent position” (a broadly defined term that includes any type of short position) is considered functionally and economically equivalent to a prohibited short sale if the Insider does not own underlying securities sufficient to cover the put equivalent position.

Exhibit C

CLOVER LEAF CAPITAL CORP.

Insider Trading Compliance Program - Pre-Clearance Checklist

Individual Proposing to Trade:_________________________

Number of Shares covered by Proposed Trade:_________________________

Date:_________________________

☐	Trading Window. Confirm that the trade will be made during the Company’s “trading window.”

☐	Section 16 Compliance. Confirm, if the individual is subject to Section 16, that the proposed trade will not give rise to any potential liability under Section 16 as a result of matched past (or intended future) transactions. Also, ensure that a Form 4 has been or will be completed and will be timely filed.

☐	Prohibited Trades. Confirm, if the individual is subject to Section 16, that the proposed transaction is not a “short sale,” put, call or other prohibited or strongly discouraged transaction.

☐	Rule 144 Compliance (as applicable). Confirm that:

☐	Current public information requirement has been met;

☐	Shares are not restricted or, if restricted, the one year holding period from the closing of the Company’s initial business combination has been met;

☐	Volume limitations are not exceeded (confirm that the individual is not part of an aggregated group);

☐	The manner of sale requirements have been met; and

☐	The Notice of Form 144 Sale has been completed and filed.

☐	Rule 10b-5 Concerns. Confirm that (i) the individual has been reminded that trading is prohibited when in possession of any material information regarding the Company that has not been adequately disclosed to the public, and (ii) the Insider Trading Compliance Officer has discussed with the individual any information known to the individual or the Insider Trading Compliance Officer which might be considered material, so that the individual has made an informed judgment as to the presence of inside information.

Signature of Insider Trading Compliance Officer

C-1